EXHIBIT 1

601 Lexington Avenue
New York, New York 10022
Matthew Solum
Facsimile:
	(212) 446-4800	(212) 446-4900
To Call Writer Directly:
(212) 446-4688	www.kirkland.com
matthew.solum@kirkland.com

March 27, 2014

BY EMAIL

Joel Hawthorne
President and CEO
GrafTech International Ltd.
12900 Snow Road
Parma, Ohio 44130

Re:	Request Pursuant to Section 220 of the Delaware General Corporation Law

Dear Mr. Hawthorne:

I write on behalf of Mr. Nathan Milikowsky, a record owner of GrafTech International Ltd. (“GrafTech” or the “Company”) common stock, as evidenced by the true and correct copy of record share ownership from the Company’s transfer agent, attached hereto as “Exhibit A.” Also attached to this letter as “Exhibit B” is a true and correct copy of the Affidavit of Nathan Milikowsky.

Pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”) and other applicable law, Mr. Milikowsky hereby demands (the “Demand”) to inspect during the Company’s usual business hours, the following records and documents of the Company (the “Demand Materials”) and to make copies and extracts therefrom:

1.	All minutes of the Company’s Board of Directors (“Board”), including any subcommittees thereof, relating to the Board’s decision to expand the Board from seven to nine members.

2.	All memorandums, presentations, discussion materials, or other materials used or provided to any member of the Board, including any member of any subcommittee thereof, relating to the Board’s decision to expand the Board from seven to nine members.

3.	All materials used or provided to any member of the Board, including any member of any subcommittee thereof, relating to the candidates considered for nomination to the Board as part of the Board’s expansion from seven to nine members.

Beijing     Chicago     Hong Kong     London     Los Angeles     Munich     Palo Alto     San Francisco     Shanghai     Washington, D.C.

Mr. Joel Hawthorne
March 27, 2014

4.	Director questionnaires for the Company’s directors, including candidates considered for nomination to the Board as part of the Board’s expansion from seven to nine members, for the preceding three years.

5.	A complete record or list of the Company’s stockholders, certified by the Company or its transfer agent, showing the names and addresses of each stockholder and the number, series, and class of shares of stock registered in the name of each such stockholder, as of March 28, 2014 or any record date established or to be established for the 2014 annual meeting of stockholders of the Company, including any adjournments, postponements, reschedulings, or continuations thereof or any other meeting of stockholders held in lieu thereof (the “2014 Annual Meeting,” and any such record date a “Determination Date”).

6.	Relating to the list of stockholders and all other information referred to in paragraph 5, electronic media containing such information, the computer processing data necessary for the undersigned to make use of such information on electronic media and a hard copy printout of such information in order of descending balance for verification purposes.

7.	A complete record or list of shareholders of the Company and respondent banks who have elected to receive electronic copies of proxy materials with respect to meetings of shareholders of the Company pursuant to Rule 14a-16(j)(2) under the Exchange Act.

8.	All daily transfer sheets showing changes in the names and addresses of the Company’s stockholders and/or in the number, series, and class of shares of the Company’s stockholders after the Determination Date which are in or come into the possession of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to in paragraph 5.

9.	All information in or which comes into the Company’s or its agents’ possession, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, or voting trustees or their nominees, up to and including the Determination Date, concerning the names and addresses of and the number, series and class of shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. (whether in electronic form or list form), including any daily or weekly participant list for the Depository Trust Company, or from other similar depositories or nominees, including any respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

Mr. Joel Hawthorne
March 27, 2014

10.	All information on electronic media and the relevant processing data and printouts (as described in paragraph 6 above) containing the name and address of and the number, series, and class of shares of stock of the Company attributable to any participant in any employee stock ownership plan, stock purchase plan or other employee compensation or benefit plan of the Company in which the decision as to the voting of the shares held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which Mr. Milikowsky and his agents and representatives may communicate with each such plan, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also of shares for which the trustee or the administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

11.	All information in or which comes into the Company’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees up to and including the Determination Date, relating to the names of the non-objecting beneficial owners of the Company’s stock pursuant to Rule 14b-1(b) or Rule 14b-2(b) under the Exchange Act, in the format of a computer disk or similar electronic media and a printout in descending order balance. If such information is not in the Company’s possession, custody or control, such information should be requested from Broadridge Financial Solutions, Inc. - Investor Communications Services, Mediant Communications and The Bank of New York.

12.	Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto after the Determination Date.

Mr. Milikowsky makes this notification and demand to inspect, copy, and make extracts of the Demand Materials in good faith and for the following proper purposes:

1.	To investigate the process by which the Board decided to increase the Board from seven to nine members, including the reasons for the expansion.

2.	To inquire into the candidates considered and ultimately selected as proposed Board nominees, including their independence and suitability for office.

3.	To evaluate whether there has been any wrongdoing, self-dealing, waste, mismanagement, and breach of fiduciary duty by the Board in relation to the decision to expand the Board from seven to nine members.

Mr. Joel Hawthorne

March 27, 2014

4.	To take appropriate action in the event the members of the Board did not properly discharge their fiduciary duties, including the evaluation of preparing and filing of a shareholder derivative lawsuit, if appropriate.

5.	To assess the ability of the Board to consider impartially a demand for action (including a request for permission to file a derivative lawsuit on the Company’s behalf) related to Demands 1 through 3 above.

6.	To enable Mr. Milikowsky to communicate with the Company’s stockholders concerning solicitation of proxies with respect to the election of directors at the 2014 Annual Meeting.

A shareholder states a proper purpose when the shareholder seeks to investigate allegedly improper transactions or mismanagement. La. Mun. Police Employees Ret. Sys. v. Morgan Stanley & Co., C.A. No. 5682-VCL, 2011 WL 1499099, at *6 (Del. Ch. Mar. 4, 2011). A stockholder need only “demonstrate by a preponderance of the evidence some credible basis from which the court can infer that waste or mismanagement may have occurred.” Carapico v. Philadelphia Stock Exchange, 791 A.2d 787, 792 (Del. Ch. 2000). Given the timing of the Board’s decision to increase its size from seven to nine members, there can be no question that Mr. Milikowsky has a credible basis to infer that the Board’s primary purpose was to diminish the influence of Mr. Milikowsky’s nominees that may be elected and impede an effective shareholder vote. See MM Companies, Inc. v. Liquid Audio, Inc., 813 A.2d 1118, 1125-26 (Del. 2003).

The desire to bring a derivative action or investigate demand futility is also a proper purpose of a Section 220 demand. See Melzer v. CNET Networks, Inc., 934 A.2d 912, 919-20 (Del. Ch. 2007). Investigating the Company’s books and records to determine whether to bring a derivative suit or whether the Board will respond properly to a demand from Mr. Milikowsky are also reasonably related to Mr. Milikowsky’s interests as a stockholder. See La. Mun. Police Employees Ret. Sys. v. Morgan Stanley & Co., 2011 WL 1499099, at *6.

Finally, a shareholder also states a proper purpose when a shareholder seeks to inquire into a director candidate’s suitability for office. See Pershing Square L.P. v. Ceridian Corp., 923 A.2d 810, 817-18 (Del. Ch. 2007); City of Westland Police & Fire. Ret. Sys. v. Axcelis Techs., Inc., 1 A.3d 281, 288-89 (Del. 2010).

Mr. Milikowsky demands further that all modifications, additions or deletions to any and all information in the Demand Materials be immediately furnished as such modifications, additions, or deletions become available to the Company or its representatives or agents.

Mr. Joel Hawthorne

March 27, 2014

Pursuant to DGCL Section 220, please respond within five (5) business days of receipt of this demand to arrange a mutually convenient time for us to inspect the above-described books and records. Should the Company fail or refuse to permit the requested copying and inspection, we will seek appropriate relief in the Delaware Court of Chancery. To expedite matters, Mr. Milikowsky is willing to enter a confidentiality agreement with respect to the Demand Materials, a draft of which is attached hereto as Exhibit C. Please do not hesitate to contact us should you have questions.

Upon presentment of appropriate documentation therefor, Mr. Milikowsky will bear a reasonable charge, covering the costs of labor and material, incurred by the Company, in producing the records requested, which charge may not exceed the estimated cost of production, reproduction and transmission of such records.

Mr. Milikowsky reserves the right to withdraw or modify this request at any time, and to make other demands of the Company whether pursuant to the DGCL, other applicable law, or the Company’s certificate of incorporation or bylaws.

Sincerely,

By: /s/ Matthew Solum

Matthew Solum

cc:         Nathan Milikowsky

Exhibit A

March 25, 2014	Computershare Investor Services
2 North LaSalle Street
Chicago Illinois 60602
Telephone 1 312 588 4993
Facsimile 1 312 601 4335
www.computershare.com

Stephen Fraidin
Kirkland & Ellis LP
601 Lexington Ave
New York, NY 10022

To Whom It May Concern:

I hereby confirm that Nathan Milikowsky is the record owner of 3,288 shares of GrafTech International Ltd., common stock, as of March 25, 2014. Computershare Trust Company, N.A. serves as the transfer agent for GrafTech International Ltd., and in such role maintains the listing of stockholders of record.

I’ve attached a copy of his balance confirmation as of 3/25/14 for your records.

Best regards,

By: /s/ Kathleen J. Zednick

Kathleen J. Zednick
Assistant Vice President > Relationship Manager
Computershare
2 North LaSalle Street – 2nd Fl, Chicago, IL 60602
T 1 312 588 4754 C 1 312 735 5262 F 1 312 601 4348
kathy.zednick@computershare.com
www.computershare.com

GRAFTECH INTERNATIONAL LTD	Date selected 3/25/2014
Document created 3/25/2014 5:49 PM

Holder

NATHAN MILIKOWSKY

Address

117 LYMAN ROAD, CHESTNUT HILL MA 02467, UNITED STATES

ID

C0000059846

Share Class	Register	Balance	Price	Value
Grouped by: GTI (CUSIP 384313102)
COMMON STOCK	Book Entry	3,288	USD 10.65	USD 35,017.20

Market data provided by Xignite Ltd.

I CERTAINTY I INGENUITY I ADVANTAGE I

Exhibit B

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss.:
)
COUNTY OF NORFOLK	)

Nathan Milikowsky, being duly sworn deposes, and says:

(1)	I hereby certify that the foregoing is the letter of demand for the inspection of certain designated Demand Materials (as defined in such foregoing letter of demand, such letter the “Demand Letter”) of GrafTech International Ltd. and that the statements made therein are true and correct.

(2)	I hereby designate Kirkland & Ellis LLP, its partners, employees, and any other persons designated by it or by me, acting singly or in any combination, as my attorney or agent to conduct such inspection and copying. The Demand Letter and this verification are my power of attorney authorizing the foregoing persons to act on behalf of myself with respect to the Demand Materials.

By:	/s/ Nathan Milikowsky
Nathan Milikowsky

Sworn to before me this

27 day of March, 2014.

By:	/s/ Barbara T. Wisbach
Notary Public

Exhibit C

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is made this ______ day of ______________, 2014 by and between GrafTech International Ltd. (the “Company”) and Mr. Nathan Milikowsky (“Mr. Milikowsky”), on behalf of himself and his attorney(s) and designee(s) (collectively, the “Recipient”).

WHEREAS, by letter dated March 26, 2014 (the “Demand Letter”), the Recipient has requested pursuant to Section 220 of the Delaware General Corporation Law that the Company provide the Recipient with certain non-public information about the Company, and the Company has agreed to provide the information only if the Recipient agrees to maintain the confidentiality of such information pursuant to this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. With respect to the Information (as defined below), if any, provided by the Company, the Recipient shall, and shall cause his Representatives (as defined below) to:

(a) use the Information solely for the purposes expressly stated in the Demand Letter and not for any other purpose;

(b) hold the Information in confidence and not disclose, publish or communicate, directly or indirectly, any Information to any person or entity in any form, except that the Recipient may disclose the Information solely to those Representatives with a need to know such Information for the purposes expressly stated in the Demand Letter; and

(c) use the same degree of care such party uses to protect its, his or her own proprietary or personal information from any unauthorized use or disclosure.

2. For purpose of this Agreement:

(a) The term “Information” shall include all information provided by the Company in connection with the Demand Letter, together with all analyses, compilations, summaries, notes, data and other documents and materials which contain or reflect, or are generated from, any such information, in whatever form maintained and whether prepared by the Company or the Recipient or their respective Representatives or others; provided, however, the term “Information” shall not include any information:

(i) which is or lawfully becomes available to the public without restriction and without any breach of this Agreement by the Recipient or his Representatives;

(ii) which is or lawfully becomes known to the Recipient independent of this Agreement on a non-confidential basis provided that the source of such information is not bound by a legal, fiduciary or contractual obligation of confidentiality to the Company or another party; or

(iii) which is independently developed by the Recipient without reference to any Information and is so evidenced by written material in its possession.

(b) The term “Representative” means, with respect to any person, its affiliates and its and their respective directors, officers, employees, members, agents, advisors, attorneys, accountants and consultants.

3. If the Recipient or any of his Representatives is required by any law, regulation or legal proceeding to disclose any Information, the Recipient and such Representatives shall: (i) provide the Company with prompt notice in advance of such disclosure so that Company may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement; and (ii) cooperate with the Company in pursuing any protective order or other appropriate remedy. The Recipient and his Representatives shall have no obligation to initiate the process of seeking a protective order. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Agreement. the Recipient and his Representatives shall furnish only such portion of the Information as is legally required and shall exercise best efforts to obtain assurance that confidential treatment will be accorded to any Information so disclosed.

4. The Recipient will be responsible for any breach of this Agreement by his Representatives and agrees to take, at his sole expense, all reasonable measures to restrain his Representatives from prohibited or unauthorized disclosure or use of the Information.

5. The Recipient hereby further acknowledges and agree that the Company would be irreparably injured by any breach of, or failure to comply with, this Agreement by the Recipient or his Representatives and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement or any failure to comply with this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event of any such breach or failure to comply. Therefore, the Recipient agrees, on behalf of himself and his Representatives, to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach or failure to comply, without proof of actual damages, and the Recipient further waives, on behalf of itself and its Representatives, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach of, or failure to comply with, this Agreement by the Recipient or any of his Representatives, but shall be in addition to all other remedies available at law or in equity to the Company.

6. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles. Any claim, dispute, controversy or causes of action arising out of, relating to or in connection with this Agreement (including the negotiation, execution or performance hereof) must be brought in a state or federal court located in the State of Delaware (the “Delaware Courts”). Each party hereby irrevocably and unconditionally consents to submit to the jurisdiction of the Delaware Courts for any action, suit, or proceeding arising out of or relating to this Agreement, and agrees not to commence any such action, suit, or proceeding in any other court or forum. Each party hereby irrevocably and unconditionally

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waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

7. This Agreement shall benefit and be binding upon the parties hereto and their respective successors and assigns. The Recipient may not assign this Agreement or any part hereof without the prior written consent of the Company, and any purported assignment without such consent shall be null and void.

8. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof. This Agreement may be modified or waived only by a separate writing executed by the Recipient and the Company that expressly so modifies or waives this Agreement. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

GRAFTECH INTERNATIONAL, LTD.

By:
Name:
Title:

Address: 12900 Snow Road
Parma, OH 44130

NATHAN MILIKOWSKY

By:
Nathan Milikowsky

Address:
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